UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 4, 2009

Smart Online, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32634	95-4439334

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4505Emperor Boulevard Suite 320, Durham, North Carolina		27703

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	919-765-5000

Not Applicable

 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.01 Completion of Acquisition or Disposition of Assets

On September 4, 2009, Smart Online, Inc. (the “Company”) entered into a sale transaction whereby it sold its computer equipment, furniture, fixtures and certain personal property located at its principal executive offices in Durham, North Carolina (collectively, the “Equipment”) on an “as-is, where is” basis to the holders (“Noteholders”) of the Company’s Convertible Secured Subordinated Notes (the “Notes”), on a ratable basis in proportion to their respective holdings of Notes, for $200,000 (“Purchase Price”), pursuant to the Bill of Sale annexed hereto as Exhibit 99.2. The Purchase Price was paid through a $200,000 reduction, on a ratable basis, in the outstanding aggregate principal amount of the Notes, which principal amount was $7.8 million immediately before giving effect to this sale. The Purchase Price represented the fair market value of the Equipment based on an independent appraisal of the Equipment by Dynamic Office Services and Coastal Computers, which are not affiliated with the Company.

The foregoing Equipment served as a portion of the collateral securing the Company’s obligations under the Notes. The Noteholders and their collateral agent consented to the partial release of collateral consisting of the Equipment in order to effectuate the sale, which consent is annexed hereto as Exhibit 99.1.

After giving effect to the sale of the Equipment, the Equipment was leased back to the Company under a lease annexed hereto as Exhibit 99.3 (“Lease”) for a ten-year term at a monthly rental of $2,426. The 10-year term was agreed upon to address both the Company’s desire to reduce a portion of the Company’s indebtedness to the Noteholders, which would otherwise have become due on November 14, 2010, while enabling the Noteholders to acquire ownership of the Equipment and receive payments in addition to interest in advance of the Note principal repayment date. Crystal Management Ltd., one of the holders of the Notes, was appointed by the Noteholders as their agent for the purpose of administering the lease transaction and serving as lessor for their benefit (“Lessor”) under the Lease.

Under the terms of the Lease, the Company is responsible for loss or damage to the Equipment, is responsible for keeping the Equipment insured and is responsible for payment of any applicable use and property taxes. In the event that the lease is terminated on account of the Company’s default or otherwise terminated by the Company without the Lessor’s consent, the Company is obligated to pay to the Lessor the “Stipulated Loss Value”, which is an amount equal to the total of (1) all accrued and unpaid monthly rent payments and other amounts due and payable to Lessor through the date of termination, plus (2) the present value of all future monthly rent payments to be paid over the remaining original term of the lease, discounted at the annual rate of 8%, in consideration for which title to the Equipment will revert to the Company.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 8, 2009, Smart Online, Inc. (the “Company”) sold an additional convertible secured subordinated note due November 14, 2010 in the principal amount of $250,000 (the “New Note”) to a current Noteholder upon substantially the same terms and conditions as the previously issued notes sold on November 14, 2007, August 12, 2008, November 21, 2008, January 6, 2009, February 24, 2009, April 3, 2009, June 2, 2009, July 16, 2009 and August 26, 2009 (collectively with the New Note, the “Notes”). The Company is obligated to pay interest on the New Note at an annualized rate of 8% payable in quarterly installments commencing December 8, 2009. The Company is not permitted to prepay the New Note without approval of the holders of at least a majority of the aggregate principal amount of the Notes then outstanding.

All other terms of the New Note are as described in Item 1 and Exhibit 4.1 of the Forms 10-Q filed with the Securities and Exchange Commission on November 14, 2007 and November 12, 2008, and under Item 2.03 of the Company’s Current Reports on Forms 8-K filed on November 21, 2008 and February 25, 2009, which descriptions are incorporated herein by reference.

The Company plans to use the proceeds to meet ongoing working capital and capital spending requirements.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 2.03 is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits

The following Exhibits are filed with this report:

Exhibit 99.1
Consent to Partial Release of Collateral and Appointment and Authorization of Agent, dated September 4, 2009, by and among Crystal Management Ltd. as Agent, Doron Roethler as Collateral Agent, the Investors party thereto and the Company.

Exhibit 99.2	Bill of Sale, dated September 4, 2009, between the Company as Seller and Crystal Management Ltd., as Agent, as Purchaser.

Exhibit 99.3	Agreement to Lease Equipment, dated September 4, 2009, between Crystal Management Ltd., as Agent for the Investors, as Lessor and the Company as Lessee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Online, Inc.

September 11, 2009	By:	/s/ C. James Meese, Jr.

Name: C. James Meese, Jr.
Title: Interim President and Chief Executive Officer